Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CAPE BANCORP, INC.

AND

COLONIAL FINANCIAL SERVICES, INC.

SEPTEMBER 10, 2014

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions.	2
ARTICLE II THE MERGER 1		11
2.1.	Merger.	11
2.2.	Closing; Effective Time.	11
2.3.	Articles of Incorporation and Bylaws.	11
2.4.	Directors and Officers of Surviving Company.	11
2.5.	Additional Directors.	12
2.6.	Tax Consequences.	12
2.7.	Possible Alternative Structures.	12
2.8.	Additional Actions.	13
ARTICLE III CONVERSION OF SHARES		13
3.1.	Conversion of Colonial Financial Common Stock; Merger Consideration.	13
3.2.	Election Procedures.	14
3.3.	Procedures for Exchange of Colonial Financial Common Stock.	17
3.4.	Reservation of Shares.	19
3.5.	Treatment of Colonial Financial Stock Options and Colonial Financial Restricted Shares.	19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COLONIAL FINANCIAL		21
4.1.	Standard.	21
4.2.	Organization.	21
4.3.	Capitalization.	22
4.4.	Authority; No Violation.	23
4.5.	Consents.	24
4.6.	Financial Statements.	25
4.7.	Taxes.	27
4.8.	No Material Adverse Effect.	27
4.9.	Material Contracts; Leases; Defaults.	27
4.10.	Ownership of Property; Insurance Coverage.	29
4.11.	Legal Proceedings.	30
4.12.	Compliance With Applicable Law.	30
4.13.	Employee Benefit Plans.	31
4.14.	Brokers, Finders and Financial Advisors.	34
4.15.	Environmental Matters.	34
4.16.	Loan Portfolio and Investment Securities.	35
4.17.	Other Documents.	37
4.18.	Related Party Transactions.	37
4.19.	Deposits.	37
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	37
4.21.	Registration Obligations.	37
4.22.	Risk Management Instruments.	38
4.23.	Fairness Opinion.	38
4.24.	Intellectual Property.	38
4.25.	Trust Accounts	39
4.26.	No Dissenter’s Rights	39

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CAPE BANCORP		39
5.1.	Standard.	39
5.2.	Organization.	39
5.3.	Capitalization.	40
5.4.	Authority; No Violation.	41
5.5.	Consents.	42
5.6.	Financial Statements.	43
5.7.	Taxes.	44
5.8.	No Material Adverse Effect.	45
5.9.	Ownership of Property; Insurance Coverage.	45
5.10.	Legal Proceedings.	46
5.11.	Compliance With Applicable Law.	46
5.12.	Employee Benefit Plans.	47
5.13.	Environmental Matters.	48
5.14.	Loan Portfolio.	49
5.15.	Antitakeover Provisions Inapplicable.	49
5.16.	Risk Management Instruments.	49
5.17.	Brokers, Finders and Financial Advisors.	49
5.18.	Cape Bancorp Common Stock	50
5.19.	Intellectual Property	50
ARTICLE VI COVENANTS OF COLONIAL FINANCIAL		50
6.1.	Conduct of Business.	50
6.2.	Current Information.	50
6.3.	Access to Properties and Records.	54
6.4.	Financial and Other Statements.	57
6.5.	Maintenance of Insurance.	57
6.6.	Disclosure Supplements.	57
6.7.	Consents and Approvals of Third Parties.	58
6.8.	All Reasonable Efforts.	58
6.9.	Failure to Fulfill Conditions.	58
6.10.	No Solicitation.	58
6.11.	Board of Directors and Committee Meetings.	61
6.12	Termination of the Colonial Financial 401(k) Plan	61
6.13.	Termination of the Colonial Financial Employee Stock Ownership Plan	62
6.14.	Termination of Colonial Financial Split Dollar Programs.	62
6.15.	Colonial Financial Director Plans.	62
ARTICLE VII COVENANTS OF CAPE BANCORP		63
7.1.	Conduct of Business.	63
7.2.	Disclosure Supplements.	63
7.3.	Consents and Approvals of Third Parties.	63
7.4.	All Reasonable Efforts.	63
7.5.	Failure to Fulfill Conditions.	64
7.6.	Employee Benefits; Advisory Board.	64
7.7.	Directors and Officers Indemnification and Insurance.	66
7.8.	Stock Listing.	68
7.9.	Stock and Cash Reserve.	68

(ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS		69
8.1.	Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	69
8.2.	Regulatory Approvals.	71
ARTICLE IX CLOSING CONDITIONS		71
9.1.	Conditions to Each Party’s Obligations under this Agreement.	71
9.2.	Conditions to the Obligations of Cape Bancorp under this Agreement.	72
9.3.	Conditions to the Obligations of Colonial Financial under this Agreement.	73
ARTICLE X THE CLOSING		74
10.1.	Time and Place.	74
10.2.	Deliveries at the Pre-Closing and the Closing.	74
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		74
11.1.	Termination.	74
11.2.	Effect of Termination.	78
11.3.	Amendment, Extension and Waiver.	79
ARTICLE XII MISCELLANEOUS		80
12.1.	Confidentiality.	80
12.2.	Public Announcements.	80
12.3.	Survival.	80
12.4.	Notices.	80
12.5.	Parties in Interest.	81
12.6.	Complete Agreement.	81
12.7.	Counterparts.	82
12.8.	Severability.	82
12.9.	Governing Law.	82
12.10.	Interpretation.	82
12.11.	Specific Performance.	83
12.12.	Waiver of Jury Trial	83

Exhibit A	Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 10, 2014, is by and between Cape Bancorp, Inc., a Maryland corporation (“Cape Bancorp”) and Colonial Financial Services, Inc., a Maryland corporation (“Colonial Financial”). Each of Cape Bancorp and Colonial Financial is sometimes individually referred to herein as a “party,” and Cape Bancorp and Colonial Financial are collectively sometimes referred to as the “parties.”

WHEREAS, Cape Bancorp owns all of the issued and outstanding capital stock of Cape Bank, a New Jersey-chartered stock savings bank with its main office located at 225 North Main Street, Cape May Court House, New Jersey 08210.

WHEREAS, Colonial Financial owns all of the issued and outstanding capital stock of Colonial Bank, FSB (“Colonial Bank”), a federally chartered stock savings bank with its main office located at 2745 South Delsea Drive, Vineland, New Jersey 08360.

WHEREAS, the Board of Directors of each of Cape Bancorp and Colonial Financial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, Colonial Financial will merge with and into Cape Bancorp (the “Merger”), and Colonial Bank will merge with and into Cape Bank (the “Bank Merger”); and

WHEREAS, as a condition to the willingness of Cape Bancorp to enter into this Agreement, each of the directors and executive officers of Colonial Financial have entered into a Voting Agreement with Cape Bancorp substantially in the form of Exhibit A hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director, executive officer and certain principal shareholders have agreed, among other things, to vote all shares of common stock of Colonial Financial owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.           Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“ATSM” shall have the meaning set forth in Section 6.3.2.

“Bank Merger” means the merger of Colonial Bank with and into Cape Bank with Cape Bank as the surviving entity. The Bank Merger shall follow the Merger.

“Bank Merger Act” means the Bank Merger Act, within the FDIA and applicable regulations thereunder.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Colonial Bank and Cape Bank.

“Bank Merger Effective Date” means the date that the Certificate evidencing shareholder approval of the Bank Merger is filed with the NJ Department or such other date as set forth in the Certificate or as determined in accordance with applicable law.

“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the FDIC, the NJ Department, the FRB and the OCC.

“Benefits Schedule” shall have the meaning set forth in Section 4.13.12.

“BHCA” means the Banking Holding Company Act of 1956.

“Book Value Shortfall” shall mean the difference between (a) $63,100,000 and (b) the Consolidated Net Book Value.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cape Bancorp” shall mean Cape Bancorp, Inc., a Maryland corporation, with its principal executive offices located at 225 North Main Street, Cape May Court House, New Jersey 08210.

“Cape Bancorp Common Stock” shall mean the common stock, par value $0.01 per share, of Cape Bancorp.

“Cape Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Cape Bancorp Defined Benefit Plan” shall have the meaning set forth in Section 5.12.3.

“Cape Bancorp DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Cape Bancorp to Colonial Financial specifically referring to the appropriate section of this Agreement.

“Cape Bancorp Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Cape Bancorp Stock Benefit Plan” shall mean the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

“Cape Bancorp Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Cape Bancorp as of December 31, 2013 and 2012 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Cape Bancorp for each of the three years ended December 31, 2013, 2012 and 2011, as set forth in Cape Bancorp’s annual report for the year ended December 31, 2013, and (ii) the unaudited interim consolidated financial statements of Cape Bancorp as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by Cape Bancorp in its Securities Documents.

“Cape Bancorp Fee” shall have the meaning set forth in Section 11.2.2(C).

“Cape Bancorp Stockholder Approval” shall have the meaning set forth in Section 5.4.1.

“Cape Bancorp Stockholders Meeting” shall have the meaning set forth in Section 8.1.2.

“Cape Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Cape Bancorp.

“Cape Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Cape Bank Severance Plan” shall have the meaning set forth in Section 7.6.7.

“Cape Reports” shall have the meaning set forth in Section 5.6.5.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate evidencing shares of Colonial Financial Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Colonial Bank” shall mean Colonial Bank, FSB, a federally chartered stock savings bank, with its principal offices located at 2745 S. Delsea Drive, Vineland, New Jersey 08360.

“Colonial Bank Common Stock” shall have the meaning set forth in Section 4.3.2.

“Colonial Financial” shall mean Colonial Financial Services, Inc., a Maryland corporation, with its principal executive offices located at 2745 S. Delsea Drive, Vineland, New Jersey 08360.

“Colonial Financial Common Stock” shall mean the common stock, par value $0.01 per share, of Colonial Financial.

“Colonial Financial Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.

“Colonial Financial Director Deferred Fee Plan” shall mean the “Colonial Bank, FSB 2011 Director Deferred Fee Plan.

“Colonial Financial Director Retirement Plan” shall mean the Colonial Bank, FSB Director Retirement Plan.

“Colonial Financial DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Colonial Financial to Cape Bancorp specifically referring to the appropriate section of this Agreement.

“Colonial Financial ESOP” shall mean the Colonial Bank, FSB Employee Stock Ownership Plan.

“Colonial Financial Fee” shall have the meaning set forth in Section 11.2.2(D).

“Colonial Financial Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Colonial Financial as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of Colonial Financial for each of the three years ended December 31, 2013, 2012 and 2011, and (ii) the unaudited interim consolidated financial statements of Colonial Financial as of the end of each calendar quarter following December 31, 2013 and for the periods then ended.

“Colonial Financial 401(k) Plan” shall mean the Colonial Bank, FSB 401(k) Savings Plan.

“Colonial Financial Non-Qualified Agreements” shall have the meaning set forth in Section 7.6.2.

“Colonial Financial Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of Colonial Financial.

“Colonial Financial Recommendation” shall have the meaning set forth in Section 8.1.1.

“Colonial Financial Regulatory Reports” means the Call Reports of Colonial Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2013, through the Closing Date.

“Colonial Financial Reports” shall have the meaning set forth in Section 4.6.6.

“Colonial Financial Representatives” shall have the meaning set forth in Section 6.10.1.

“Colonial Financial Restricted Shares” shall mean shares of Colonial Financial Common Stock granted as restricted stock pursuant to the Colonial Financial Stock Plans.

 “Colonial Financial Split Dollar Programs” shall mean the Colonial Bank, FSB Group Term Replacement Plan and the Colonial Bank, FSB Director Supplemental Life Insurance Plan.

“Colonial Financial Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“Colonial Financial Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“Colonial Financial Stock Options” shall have the meaning set forth in Section 3.5(a).

“Colonial Financial Stock Plans” means the Colonial Bankshares, Inc. 2006 Stock-Based Incentive Plan and the Colonial Financial Services, Inc. 2011 Equity Incentive Plan.

“Colonial Financial Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“Colonial Financial Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Colonial Financial.

 “Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Consolidated Net Book Value” shall mean the unaudited consolidated net common shareholders’ equity of Colonial Financial as of the Determination Date, determined in accordance with GAAP, (i) without giving effect to the after-tax impact of any negative provision (i.e. a credit) for loan and lease losses for the period between June 30, 2014 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses, (ii) excluding the effect of expenses incurred by Colonial Financial in connection with this Agreement, including but not limited to the expense related to the payments provided for under Sections 6.15(a) and (b) hereof (subject to a maximum expense of $100,000 for purposes of calculating Consolidated Net Book Value), the expense related to the payments provided for under Section 7.6.4 hereof, and any expenses incurred in connection with any permitted acceleration of vesting for outstanding Colonial Financial Restricted Shares and/or Colonial Financial Stock Options, and (iii) excluding the effect of any changes of accumulated other comprehensive income between June 30, 2014 and the Determination Date.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“Dodd-Frank Act” shall have the meaning set forth in Section 4.6.6.

“Determination Date” shall mean the last day of the full calendar month prior to the Closing Date.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.3.

“ESOP Termination Date” shall have the meaning set froth in Section 7.6.8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare Trust Company, N.A., or such other bank or trust company or other agent designated by Cape Bancorp, and reasonably acceptable to Colonial Financial, which shall act as agent for Cape Bancorp in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FDIC Golden Parachute Rules” shall mean the FDIC golden parachute rules set forth under 12 U.S.C. 1828(k) and 12 C.F.R. Part 359.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.7.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person. For purposes of this Agreement, the “executive officers” of Colonial Financial shall mean the following persons: Gregory Facemyer, Edward J. Geletka, L. Joseph Stella, III and William F. Whelan.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” shall mean, with respect to Cape Bancorp or Colonial Financial, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Cape Bancorp and its Subsidiaries taken as a whole, or Colonial Financial and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Cape Bancorp, on the one hand, or Colonial Financial, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their subsidiaries, taken as a whole.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“MGCL” means the Maryland General Corporation Law.

“Merger” shall mean the merger of Colonial Financial with and into Cape Bancorp pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or Cape Bancorp Common Stock, or combination thereof, in an aggregate per share amount to be paid by Cape Bancorp for each share of Colonial Financial Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Cape Bancorp Common Stock to be offered to holders of Colonial Financial Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“Nasdaq” means the Nasdaq Global Select Market.

“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“NJ Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“OCC” means the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.

“Option Consideration” shall have the meaning set forth in Section 3.5(a).

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; “foreclosed real estate”; or “real estate acquired for debts previously contracted.”

“Participation Facility” means any facility in which Colonial Financial or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” shall have the meaning set forth in Section 6.3.2.

“Phase II” shall have the meaning set forth in Section 6.3.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.3.

“Regulatory Agreement” shall have the meaning set forth in Sections 4.12.3 and 5.11.3.

“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6.6.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean September 10, 2015, provided that the Termination Date may automatically be extended by Cape Bancorp for sixty (60) calendar days if the inability to complete the Merger is solely due to delay in receiving Regulatory Approvals.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Colonial Financial shall merge with and into Cape Bancorp, with Cape Bancorp as the resulting or surviving corporation (the “Surviving Company”), with its main office to be maintained at 225 North Main Street, Cape May Court House, New Jersey 08210; and (b) the separate existence of Colonial Financial shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Colonial Financial shall be vested in and assumed by Cape Bancorp. As part of the Merger, each share of Colonial Financial Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.           Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of Colonial Financial and by the stockholders of Cape Bancorp, or (iii) at such other date or time upon which Cape Bancorp and Colonial Financial mutually agree (the “Closing”, with the date on which the Closing occurs being the “Closing Date”). The Merger shall be effected by the filing of Articles of Merger with the Maryland Department in accordance with the MGCL. The Merger shall become effective at such time the Articles of Merger are filed with the Maryland Department, or at such later time as the Parties agree and specify in the Articles of Merger, in accordance with the MGCL (the date and time the Merger becomes effective being the “Effective Time”).

2.3.           Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of Cape Bancorp as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.

2.4.           Directors and Officers of Surviving Company.

Except as provided in Section 2.5, the directors of Cape Bancorp immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company. Until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, the officers of Cape Bancorp immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

2.5.           Additional Directors.

At the Effective Time, Cape Bancorp and Cape Bank shall cause Gregory J. Facemyer and Hugh J. McCaffrey to be added to the Boards of Directors of Cape Bancorp and Cape Bank, subject to each person’s ability and willingness to serve on the Boards of Directors of Cape Bancorp and Cape Bank. In the event either or both of Messrs. Facemyer or McCaffrey is appointed for a term on the Board of either or both of Cape Bancorp or Cape Bank expiring in 2015 (a “2015 Nominee”), subject to the Boards’ exercise of their respective fiduciary duties, the appropriate Board will renominate such 2015 Nominee for a full new term on the Board of Cape Bancorp and/or Cape Bank, as appropriate, and to the extent required, Cape Bancorp, as the sole shareholder of Cape Bank, shall vote in favor of such nomination to the Board of Cape Bank. Cape Bancorp and Cape Bank covenant and agree to take such actions as may be required to carry out the forgoing.

2.6.           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Cape Bancorp, Colonial Financial nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Cape Bancorp and Colonial Financial each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.7.           Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Cape Bancorp shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not cause counsel to be unable to render the opinion contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of Colonial Financial Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.           Additional Actions.

If, at any time after the Effective Time, Cape Bancorp shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Cape Bancorp its right, title or interest in, to or under any of the rights, properties or assets of Colonial Financial or Colonial Bank, or (ii) otherwise carry out the purposes of this Agreement, Colonial Financial, Colonial Bank and their officers and directors shall be deemed to have granted to Cape Bancorp and Cape Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Cape Bancorp or Cape Bank its right, title or interest in, to or under any of the rights, properties or assets of Colonial Financial or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Cape Bancorp and Cape Bank are authorized in the name of Colonial Financial, Colonial Bank or otherwise to take any and all such action.

2.9.          Bank Merger.

Immediately following the Effective Time of the Merger, Colonial Bank and Cape Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Colonial Bank will merge with and into Cape Bank, and Cape Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Bank Merger shall be consummated.

ARTICLE III
CONVERSION OF SHARES

3.1.           Conversion of Colonial Financial Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Cape Bancorp, Colonial Financial or the holders of any of the shares of Colonial Financial Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.     Each share of Cape Bancorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.     All shares of Colonial Financial Common Stock held in the treasury of Colonial Financial and each share of Colonial Financial Common Stock owned by Cape Bancorp or any direct or indirect wholly owned Subsidiary of Cape Bancorp or of Colonial Financial immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.     Each share of Colonial Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $14.50 in cash (the “Cash Consideration”); or (ii) 1.412 shares (the “Exchange Ratio”) of Cape Bancorp Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4.     After the Effective Time, shares of Colonial Financial Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

3.1.5.     In the event Cape Bancorp changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Cape Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Cape Bancorp Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Cape Bancorp Common Stock if Cape Bancorp issues additional shares of Cape Bancorp Common Stock and receives fair market value consideration for such shares.

3.1.6.     In the event the Consolidated Net Book Value is less than $63,100,000, the Cash Consideration shall be reduced by an amount equal to the quotient obtained (rounded to the nearest penny) by dividing (a) the product of the (x) Book Value Shortfall and (y) 1.78 by (b) the number of outstanding shares of Colonial Financial Common Stock as of the Determination Date; provided, however, that Cape Bancorp may elect, in its sole discretion, not to adjust the Cash Consideration pursuant to this Section 3.1.6, in whole or in part, to the extent that Cape Bancorp determines, in its sole discretion, that such adjustment or a portion thereof would result in the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.2.           Election Procedures.

3.2.1.     Holders of Colonial Financial Common Stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of Colonial Financial Common Stock in accordance with the following procedures, provided that, in the aggregate, 50% of the total number of shares of Colonial Financial Common Stock issued and outstanding at the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Colonial Financial Common Stock shall be converted into the Cash Consideration. Shares of Colonial Financial Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of Colonial Financial Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of Colonial Financial Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Colonial Financial Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2.     An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Colonial Financial and Cape Bancorp shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as Cape Bancorp and Colonial Financial shall mutually agree (the “Mailing Date”) to each holder of record of Colonial Financial Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of Colonial Financial Common Stock held by such holder (a “Cash Election”) in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”) in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s Colonial Financial Common Stock and the Cash Consideration for the remaining part of such holder’s Colonial Financial Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Cape Bancorp Common Stock for such shares (a “Non-Election”). A holder of record of shares of Colonial Financial Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Colonial Financial Common Stock held by such Representative for a particular beneficial owner. Any shares of Colonial Financial Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3.     To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as Cape Bancorp and Colonial Financial may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Colonial Financial shall make available up to two separate Election Forms, or such additional Election Forms as Cape Bancorp may permit, to all persons who become holders (or beneficial owners) of Colonial Financial Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. Colonial Financial shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Colonial Financial Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Colonial Financial stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of Colonial Financial Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Cape Bancorp shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4.     If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5.      If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)     if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)     if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6.     No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Cape Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Cape Bancorp Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Cape Bancorp. In lieu of the issuance of any such fractional share, Cape Bancorp shall pay to each former holder of Colonial Financial Common Stock who otherwise would be entitled to receive a fractional share of Cape Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Cape Bancorp Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Colonial Financial Common Stock owned by a Colonial Financial stockholder shall be combined so as to calculate the maximum number of whole shares of Cape Bancorp Common Stock issuable to such Colonial Financial stockholder.

3.3.           Procedures for Exchange of Colonial Financial Common Stock.

3.3.1.     Cape Bancorp to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, Cape Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Colonial Financial Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Cape Bancorp Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Colonial Financial Common Stock) (such cash and certificates for shares of Cape Bancorp Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2.     Exchange of Certificates. Cape Bancorp shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Colonial Financial Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of Colonial Financial) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Colonial Financial common stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3.     Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Colonial Financial Common Stock shall have no rights, after the Effective Time, with respect to such Colonial Financial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Cape Bancorp Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Cape Bancorp Common Stock represented by such Certificate.

3.3.4.     Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5.     Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Colonial Financial of the Colonial Financial Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6.     Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, Cape Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Cape Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Cape Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7.     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Cape Bancorp, the posting by such Person of a bond in such amount as Cape Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8.     Withholding. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Colonial Financial Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Colonial Financial Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.4.           Reservation of Shares.

Cape Bancorp shall reserve for issuance a sufficient number of shares of the Cape Bancorp Common Stock for the purpose of issuing shares of Cape Bancorp Common Stock to the Colonial Financial stockholders in accordance with this Article III.

3.5.           Treatment of Colonial Financial Stock Options and Colonial Financial Restricted Shares.

(a)     (i) Holders of all outstanding and unexercised options to acquire shares of Colonial Financial Common Stock (“Colonial Financial Stock Options”) under the Colonial Bankshares, Inc. 2006 Stock-Based Incentive Plan, whether or not vested, as of the Effective Time, (ii) holders of all outstanding and unexercised vested Colonial Financial Stock Options under the Colonial Financial Services, Inc. 2011 Equity Incentive Plan (collectively the Colonial Bankshares, Inc. 2006 Stock-Based Incentive Plan and the Colonial Financial Services, Inc. 2011 Equity Incentive Plan are referred to as “Colonial Financial Stock Plans”), and (iii) subject to any regulatory approvals, non-objections or limitations that Cape Bank may consider necessary or applicable under the FDIC Golden Parachute Rules, holders of outstanding and unvested Colonial Financial Stock Options under the Colonial Financial Services, Inc. 2011 Equity Incentive Plan will be entitled to receive a cash payment from Cape Bank (or at the request of Cape Bancorp, by Colonial Financial or Colonial Bank) equal to the product of (i) the number of shares of Colonial Financial Common Stock subject to such Colonial Financial Stock Option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such Colonial Financial Stock Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of a Colonial Financial Stock Option is greater than or equal to the Cash Consideration, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such Colonial Financial Stock Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the Colonial Bankshares, Inc 2006 Stock-Based Incentive Plan, including all underlying award agreements, and all Colonial Financial Stock Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, Colonial Financial shall take all actions as may be necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the Colonial Financial Stock Plans. In the event that Cape Bank determines in good faith, based upon consultations with any regulatory agency having jurisdiction over the issue, that the unvested Colonial Financial Stock Options under the 2011 Equity Incentive Plan may not be cashed out under the terms of the FDIC Golden Parachute Rules (or in the event approval or non-objection is not obtained from the FDIC or the FRB), pursuant to the terms of the Colonial Financial Services, Inc. 2011 Equity Incentive Plan each outstanding and unvested Colonial Financial Stock Option that has been granted under the Colonial Financial Services, Inc. 2011 Equity Incentive Plan prior to the Effective Time shall continue to vest in accordance with the terms of said plan, provided, however, it will cease to represent an option to purchase Colonial Financial Common Stock and shall be converted automatically into an option to purchase Cape Bancorp Common Stock, and Cape Bancorp will assume each such Colonial Financial Stock Option subject to its terms; provided that after the Effective Time;

i.

the number of shares of Cape Bancorp Common Stock purchasable upon exercise of each such Colonial Financial Stock Option will equal the product obtained by multiplying (x) the number of shares of Colonial Financial Common Stock that were purchasable under the Colonial Financial Stock Option immediately before the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share; and

ii.

the per share exercise price for each Colonial Financial Stock Option will equal the quotient obtained by dividing (x) the per share exercise price of the Colonial Financial Stock Option in effect immediately before the Effective Time by (y) the Exchange Ratio, rounded up to the nearest cent.

(b)     At the Effective Time, each outstanding and unvested Colonial Financial Restricted Share that has been granted under the Colonial Bankshares, Inc. 2006 Stock-Based Plan will become fully vested in accordance with its terms and will be converted automatically into the right to receive the Stock Consideration. Subject to any applicable regulatory approvals, non-objections or limitations that Cape Bank may consider necessary or applicable under the FDIC Golden Parachute Rules, the vesting of all outstanding and unvested Colonial Financial Restricted Shares that have been granted prior to the Effective Time under the Colonial Financial Services, Inc. 2011 Equity Incentive Plan shall accelerate, and such Colonial Financial Restricted Shares shall be deemed fully vested as of the Effective Time. In the event Cape Bank determines in good faith, based upon consultations with any regulatory agency having jurisdiction over the issue, that the vesting of Colonial Financial Restricted Shares may not be accelerated under the terms of the FDIC Golden Parachute Rules (or in the event approval or non-objection is not obtained from the FDIC or the FRB), such Colonial Financial Restricted Shares shall continue to vest in accordance with the terms of said plan, subject to any applicable regulatory approvals, non-objections or limitations imposed under the FDIC Golden Parachute Rules.

(c)     At or as soon as practicable following the Effective Time, Cape Bancorp shall have filed with the SEC and caused to become effective a registration statement on Form S-8 with respect to Cape Bancorp Common Stock issuable under the Colonial Financial Services, Inc. 2011 Equity Incentive Plan.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COLONIAL FINANCIAL

Colonial Financial represents and warrants to Cape Bancorp that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Colonial Financial DISCLOSURE SCHEDULE delivered by Colonial Financial to Cape Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Colonial Financial has made a good faith effort to ensure that the disclosure on each schedule of the Colonial Financial DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Colonial Financial DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1.           Standard.

No representation or warranty of Colonial Financial contained in this Article IV shall be deemed untrue or incorrect, and Colonial Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.3, 4.4, 4.13.5, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2.           Organization.

4.2.1.     Colonial Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Colonial Financial has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Colonial Financial.

4.2.2.     Colonial Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the HOLA. The deposits of Colonial Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Colonial Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. The location of the principal office and each branch office of Colonial Bank is set forth in Colonial Financial DISCLOSURE SCHEDULE 4.2.2.

4.2.3.     Colonial Financial DISCLOSURE SCHEDULE 4.2.3 sets forth each Colonial Financial Subsidiary. Each Colonial Financial Subsidiary (other than Colonial Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the Colonial Financial Subsidiaries listed on Colonial Financial DISCLOSURE SCHEDULE 4.2.3, Colonial Financial does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

4.2.4.     The respective minute books of Colonial Financial and each other Colonial Financial Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5.     Prior to the date of this Agreement, Colonial Financial has made available to Cape Bancorp true and correct copies of the articles of incorporation or charter and bylaws of Colonial Financial and each other Colonial Financial Subsidiary.

4.3.           Capitalization.

4.3.1.     The authorized capital stock of Colonial Financial consists of one-hundred million (100,000,000) shares of Colonial Financial Common Stock, par value $0.01 per share, and fifty million (50,000,000) shares of Colonial Financial Preferred Stock. There are three million eight hundred sixty thousand one hundred and forty (3,860,140) shares of Colonial Financial Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Colonial Financial Preferred Stock outstanding. There are no shares of Colonial Financial Common Stock held by Colonial Financial as treasury stock. Neither Colonial Financial nor any Colonial Financial Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Colonial Financial Common Stock, or any other security of Colonial Financial or any securities representing the right to vote, purchase or otherwise receive any shares of Colonial Financial Common Stock or any other security of Colonial Financial, other than shares issuable under the Colonial Financial Stock Benefit Plans.

4.3.2.     The authorized capital stock of Colonial Bank consists of ten million (10,000,000) shares of common stock, par value $0.10 per share (“Colonial Bank Common Stock”) and one million (1,000,000) shares of preferred stock. All of the issued and outstanding shares of Colonial Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Colonial Financial free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Either Colonial Financial or Colonial Bank owns all of the outstanding shares of capital stock of each Colonial Financial Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3.     Except for the Colonial Financial Subsidiaries and as set forth in Colonial Financial Disclosure Schedule 4.2.2, Colonial Financial does not possess, directly or indirectly, any material equity interest in any corporate entity.

4.3.4.     Except as set forth on Colonial Financial DISCLOSURE SCHEDULE 4.3.4, to Colonial Financial’s Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Colonial Financial Common Stock, except for equity interests held in the investment portfolios of Colonial Financial or any Colonial Financial Subsidiary, equity interests held by any Colonial Financial Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Colonial Financial or its Subsidiaries, including stock in the FHLB.

4.3.5.     No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Colonial Financial’s stockholders may vote has been issued by Colonial Financial and are outstanding.

4.4.           Authority; No Violation.

4.4.1.     Colonial Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Colonial Financial’s stockholders (the “Colonial Financial Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Colonial Financial and the completion by Colonial Financial of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Colonial Financial, and no other corporate proceedings on the part of Colonial Financial, other than the Colonial Financial Stockholder Approval, are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Colonial Financial, and subject to Colonial Financial Stockholder Approval and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Colonial Financial, enforceable against Colonial Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.     Subject to the receipt of Regulatory Approvals and compliance by Cape Bancorp and Colonial Financial with any conditions contained therein, and Colonial Financial Stockholder Approval,

(A)	the execution and delivery of this Agreement by Colonial Financial,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by Colonial Financial with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Colonial Financial or any Colonial Financial Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Colonial Financial or any Colonial Financial Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Colonial Financial or any Colonial Financial Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Colonial Financial and the Colonial Financial Subsidiaries taken as a whole.

4.4.3.     The Colonial Financial Stockholder Approval is the only vote of holders of any class of Colonial Financial’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4.     The board of directors of Colonial Financial, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Colonial Financial and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of Colonial Financial approve this Agreement and directed that such matter be submitted for consideration by the Colonial Financial stockholders at the Colonial Financial Stockholders Meeting.

4.5.           Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, (ii) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of Cape Bancorp Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Cape Bancorp Common Stock pursuant to this Agreement, (v) the Colonial Financial Stockholder Approval and (vi) the Cape Bancorp Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Colonial Financial, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Colonial Financial, and the completion by Colonial Financial of the Merger. To the Knowledge of Colonial Financial, no fact or circumstance exists, including any possible other transaction pending or under consideration by Colonial Financial or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the NJ Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6.           Financial Statements; Reports.

4.6.1.     Colonial Financial has previously made available to Cape Bancorp the Colonial Financial Financial Statements. The Colonial Financial Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Colonial Financial and the Colonial Financial Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.2.     At the date of each balance sheet included in the Colonial Financial Financial Statements, Colonial Financial did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Colonial Financial Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3.     Except as disclosed in Colonial Financial DISCLOSURE SCHEDULE 4.6.3, Colonial Financial and each Colonial Financial Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  The Colonial Financial Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4.     Colonial Financial (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Colonial Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Colonial Financial by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Colonial Financial outside auditors and the audit committee of Colonial Financial Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Colonial Financial’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Colonial Financial’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Colonial Financial auditors and audit committee and a copy has previously been made available to Cape Bancorp.

4.6.5.     Since December 31, 2013, (A) neither Colonial Financial nor any Colonial Financial Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Colonial Financial or any Colonial Financial Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Colonial Financial or any Colonial Financial Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Colonial Financial or any Colonial Financial Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Colonial Financial or any Colonial Financial Subsidiary, whether or not employed by Colonial Financial or any Colonial Financial Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.6.6.     Colonial Financial has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2013 (the “Colonial Financial Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Colonial Financial Reports complied, and each Colonial Financial Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Colonial Financial Reports. None of the Colonial Financial Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Colonial Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Colonial Financial no enforcement action has been initiated by the SEC against Colonial Financial or its officers or directors relating to disclosures contained in any Colonial Financial Report.

4.7.           Taxes.

Colonial Financial and the Colonial Financial Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Colonial Financial and each Colonial Financial Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to Colonial Financial and each Colonial Financial Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Colonial Financial, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Colonial Financial and any Colonial Financial Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Colonial Financial has received no notice of, and to the Knowledge of Colonial Financial, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Colonial Financial or any Colonial Financial Subsidiary, and no claim has been made by any authority in a jurisdiction where Colonial Financial or any Colonial Financial Subsidiary do not file tax returns that Colonial Financial or any such Colonial Financial Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.7, Colonial Financial and the Colonial Financial Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Colonial Financial and each Colonial Financial Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Colonial Financial and each Colonial Financial Subsidiary, to the Knowledge of Colonial Financial, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2013, through and including the date of this Agreement, neither Colonial Financial nor any Colonial Financial Subsidiary has made any material election for federal or state income tax purposes.

4.8.           No Material Adverse Effect.

Colonial Financial and the Colonial Financial Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Colonial Financial and the Colonial Financial Subsidiaries, taken as a whole, except as otherwise disclosed in any Colonial Financial Report.

4.9.           Material Contracts; Leases; Defaults.

4.9.1.     Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.9.1, neither Colonial Financial nor any Colonial Financial Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Colonial Financial or any Colonial Financial Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of Colonial Financial or any Colonial Financial Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Colonial Financial or any Colonial Financial Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Cape Bancorp or any Cape Bancorp Subsidiary; (iv) any other agreement, written or oral, that obligates Colonial Financial or any Colonial Financial Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Colonial Financial or any Colonial Financial Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2.     Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Colonial Financial DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Colonial Financial nor any Colonial Financial Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.     True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Cape Bancorp on or before the date hereof, are listed on Colonial Financial DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Colonial Financial or any Colonial Financial Subsidiary is a party or under which Colonial Financial or any Colonial Financial Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Colonial Financial or any Colonial Financial Subsidiary or upon the occurrence of a subsequent event; or (y) requires Colonial Financial or any Colonial Financial Subsidiary to provide a benefit in the form of Colonial Financial Common Stock or determined by reference to the value of Colonial Financial Common Stock.

4.9.4.     Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.9.4, since December 31, 2013, through and including the date of this Agreement, neither Colonial Financial nor any Colonial Financial Subsidiary has (i) made any material change in the credit policies or procedures of Colonial Financial or any Colonial Financial Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of Colonial Financial or any Colonial Financial Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10.     Ownership of Property; Insurance Coverage.

4.10.1.     Colonial Financial and each Colonial Financial Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Colonial Financial or each Colonial Financial Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Colonial Financial Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by Colonial Financial or a Colonial Financial Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Colonial Financial and each Colonial Financial Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Colonial Financial and the Colonial Financial Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2.     With respect to all material agreements pursuant to which Colonial Financial or any Colonial Financial Subsidiary has purchased securities subject to an agreement to resell, if any, Colonial Financial or such Colonial Financial Subsidiary, as the case may be, has a lien or security interest (which to Colonial Financial’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.     Colonial Financial and each Colonial Financial Subsidiary currently maintain insurance considered by Colonial Financial to be reasonable for their respective operations. Neither Colonial Financial nor any Colonial Financial Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Colonial Financial or any Colonial Financial Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Colonial Financial and each Colonial Financial Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies. Colonial Financial DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by Colonial Financial and each Colonial Financial Subsidiary as well as the other matters required to be disclosed under this Section.

4.11.     Legal Proceedings.

Except as set forth on Colonial Financial DISCLOSURE SCHEDULE 4.11, neither Colonial Financial nor any Colonial Financial Subsidiary is a party to any, and there are no pending or, to the Knowledge of Colonial Financial, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Colonial Financial or any Colonial Financial Subsidiary, (ii) to which Colonial Financial or any Colonial Financial Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Colonial Financial to perform under this Agreement.

4.12.     Compliance With Applicable Law.

4.12.1.     To the Knowledge of Colonial Financial, each of Colonial Financial and each Colonial Financial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Colonial Financial nor any Colonial Financial Subsidiary has received any written notice to the contrary. The Board of Directors of Colonial Bank has adopted and Colonial Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

4.12.2.     Each of Colonial Financial and each Colonial Financial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Colonial Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

4.12.3.     Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.12.3, for the period beginning January 1, 2011, neither Colonial Financial nor any Colonial Financial Subsidiary has received any written notification or, to the Knowledge of Colonial Financial, any other communication from any Bank Regulator: (i) asserting that Colonial Financial or any Colonial Financial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Colonial Financial or any Colonial Financial Subsidiary; (iii) requiring or threatening to require Colonial Financial or any Colonial Financial Subsidiary, or indicating that Colonial Financial or any Colonial Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Colonial Financial or any Colonial Financial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Colonial Financial or any Colonial Financial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Colonial Financial nor any Colonial Financial Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Colonial Financial as to compliance with the CRA is “Satisfactory” or better.

4.13.     Employee Benefit Plans.

4.13.1     Colonial Financial DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Colonial Financial or any Colonial Financial Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Colonial Financial or any Colonial Financial Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Colonial Financial Compensation and Benefit Plans”). Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.13.1, neither Colonial Financial nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, Colonial Financial has made available to Cape Bancorp true and correct copies of the Compensation and Benefit Plans. Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any Colonial Financial Compensation and Benefit Plan.

4.13.2     Each Colonial Financial Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the FDIC Golden Parachute Rules, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Colonial Financial Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Colonial Financial is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Colonial Financial, threatened, action, suit or claim relating to any of the Colonial Financial Compensation and Benefit Plans (other than routine claims for benefits). Neither Colonial Financial nor any Colonial Financial Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Colonial Financial Compensation and Benefit Plan that would reasonably be expected to subject Colonial Financial or any Colonial Financial Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3     Neither Colonial Financial nor any Colonial Financial Subsidiary or any entity which is considered one employer with Colonial Financial under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has ever maintained a defined benefit plan subject to Title IV of ERISA. Neither Colonial Financial nor any Colonial Financial Subsidiary has ever participated in a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

4.13.4     All material contributions required to be made under the terms of any Colonial Financial Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Colonial Financial or any Colonial Financial Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Colonial Financial’s consolidated financial statements to the extent required by GAAP. Colonial Financial and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Colonial Financial Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5     Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.13.5, neither Colonial Financial nor any Colonial Financial Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Colonial Financial Compensation and Benefit Plan, other than benefits mandated by COBRA. There has been no communication to employees by Colonial Financial or any Colonial Financial Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6     Colonial Financial and its Subsidiaries do not maintain any Colonial Financial Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7     With respect to each Colonial Financial Compensation and Benefit Plan, if applicable, Colonial Financial has provided or made available to Cape Bancorp copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (H) all material communications with any Governmental Entity with respect to any Colonial Financial Compensation and Benefit Plan.

4.13.8     Except as disclosed in Colonial Financial DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Colonial Financial Compensation and Benefit Plan.

4.13.9     All “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of Colonial Financial have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by Colonial Financial to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.10     Except as disclosed in Colonial Financial DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Colonial Financial or any Colonial Financial Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11     Except as disclosed in Colonial Financial DISCLOSURE SCHEDULE 4.13.11, there are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Colonial Financial Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12     Colonial Financial DISCLOSURE SCHEDULE 4.13.12 includes a schedule of all termination benefits and related payments that would be payable, subject to any regulatory approvals, non-objections or limitations that Cape may consider necessary or applicable under the FDIC Golden Parachute Rules, to the individuals identified thereon under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, director retirement plans, deferred bonus plans, deferred compensation plans, deferred fee plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by Colonial Financial or any Colonial Financial Subsidiary for the benefit of officers, employee or directors of Colonial Financial or any Colonial Financial Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of January 1, 2015 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14.     Brokers, Finders and Financial Advisors.

Neither Colonial Financial nor any Colonial Financial Subsidiary, nor any Colonial Financial Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Keefe, Bruyette & Woods, Inc., A Stifel Company and FinPro Capital Advisors, a copy of each is attached in Colonial Financial DISCLOSURE SCHEDULE 4.14.

4.15.     Environmental Matters.

4.15.1.     With respect to Colonial Financial and each Colonial Financial Subsidiary:

(A)     Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Colonial Financial or any Colonial Financial Subsidiary. To the Knowledge of Colonial Financial, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Colonial Financial or any Colonial Financial Subsidiary by reason of any Environmental Laws. Neither Colonial Financial nor any Colonial Financial Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Colonial Financial or any Colonial Financial Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Colonial Financial or any Colonial Financial Subsidiary;

(B)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of Colonial Financial threatened, before any court, governmental agency or other forum against Colonial Financial or any Colonial Financial Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Colonial Financial or any Colonial Financial Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(C)     To the Knowledge of Colonial Financial, (i) there are no underground storage tanks on, in or under any properties owned or operated by Colonial Financial or any Colonial Financial Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Colonial Financial or any Colonial Financial Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(D)     Except as set forth on Colonial Financial DISCLOSURE SCHEDULE 4.15.1(D), to Colonial Financial’s Knowledge, the properties currently owned or operated by Colonial Financial or any Colonial Financial Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16.     Loan Portfolio and Investment Securities.

4.16.1.     The allowance for loan losses reflected in the Colonial Financial Financial Statements as of June 30, 2014 was, and the allowance for loan losses reflected in the Colonial Financial Regulatory Reports for periods ending after June 30, 2014 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2.     Colonial Financial DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of July 31, 2014, by account, of: (i) all loans (including loan participations) of Colonial Financial or any Colonial Financial Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of Colonial Financial or any Colonial Financial Subsidiary that have been terminated by Colonial Financial or any Colonial Financial Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Colonial Financial or any Colonial Financial Subsidiary during three years preceding the date of this Agreement, or has asserted against Colonial Financial or any Colonial Financial Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Colonial Financial, each borrower, customer or other party which has given Colonial Financial or any Colonial Financial Subsidiary any oral notification of, or orally asserted to or against Colonial Financial or any Colonial Financial Subsidiary, any such claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Colonial Financial and any Colonial Financial Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of Colonial Financial, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, (G) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; or (H) made pursuant to an exception to policy, and (v) all assets classified by Colonial Financial or any Colonial Financial Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3.     All loans receivable (including discounts) and accrued interest entered on the books of Colonial Financial and the Colonial Financial Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Colonial Financial’s or the appropriate Colonial Financial Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Colonial Financial has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Colonial Financial and the Colonial Financial Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Colonial Financial or the appropriate Colonial Financial Subsidiary free and clear of any liens.

4.16.4.     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5.     Colonial Financial and each Colonial Financial Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Colonial Financial or a Colonial Financial Subsidiary. Such securities are valued on the books of Colonial Financial in accordance with GAAP in all material respects. Colonial Financial and each Colonial Financial Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which Colonial Financial believes are prudent and reasonable.

4.17.     Other Documents.

Colonial Financial has made available to Cape Bancorp copies of (i) its annual reports to stockholders for the years ended December 31, 2013, 2012 and 2011, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2013, 2012 and 2011.

4.18.     Related Party Transactions.

Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.18, neither Colonial Financial nor any Colonial Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Colonial Financial or any Colonial Financial Subsidiary. Except as described in Colonial Financial’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Colonial Financial or any Colonial Financial Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Colonial Financial’s loan modification policy that is applicable to all Persons. Neither Colonial Financial nor any Colonial Financial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Colonial Financial is inappropriate.

4.19.     Deposits.

Except as set forth in Colonial Financial DISCLOSURE SCHEDULE 4.19, none of the deposits of Colonial Financial is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20.     Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the MGCL applicable to Colonial Financial.

The affirmative vote of a majority of the issued and outstanding shares of Colonial Financial Common Stock is required to approve this Agreement and the Merger under the MGCL and Colonial Financial’s articles of incorporation.

4.21.     Registration Obligations.

Neither Colonial Financial nor any Colonial Financial Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.     Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Colonial Financial’s own account, or for the account of one or more of Colonial Financial’s Subsidiaries or their customers (all of which are set forth in Colonial Financial DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Colonial Financial and each Colonial Financial Subsidiary, with counterparties believed to be financially responsible at the time; and to Colonial Financial’s and each Colonial Financial Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Colonial Financial or such Colonial Financial Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Colonial Financial nor any Colonial Financial Subsidiary, nor, to the Knowledge of Colonial Financial, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.     Opinion of Financial Advisor.

The Colonial Financial Board of Directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the date of this Agreement) of Keefe, Bruyette & Woods, Inc., A Stifel Company to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Colonial Financial Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24.     Intellectual Property.

Colonial Financial and each Colonial Financial Subsidiary owns or, to Colonial Financial’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither Colonial Financial nor any Colonial Financial Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Colonial Financial and each Colonial Financial Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Colonial Financial, the conduct of the business of Colonial Financial and each Colonial Financial Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25.     Trust Accounts.

Neither Colonial Financial nor any Colonial Financial Subsidiary has trust powers or acts as a fiduciary.

4.26.     No Dissenter’s Rights.

Shareholders of Colonial Financial do not have the right to dissent or object to the Merger under the MGCL.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CAPE BANCORP

Cape Bancorp represents and warrants to Colonial Financial that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Cape Bancorp DISCLOSURE SCHEDULE delivered by Cape Bancorp to Colonial Financial on the date hereof. Cape Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Cape Bancorp DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Cape Bancorp DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1.           Standard.

No representation or warranty of Cape Bancorp contained in this Article V shall be deemed untrue or incorrect, and Cape Bancorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2.           Organization.

5.2.1.     Cape Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Cape Bancorp has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Cape Bancorp.

5.2.2.     Cape Bank is a New Jersey chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Cape Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Cape Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. The location of the principal office and each branch office of Cape Bank is set forth in Cape Bancorp DISCLOSURE SCHEDULE 5.2.2.

5.2.3.     Cape Bancorp DISCLOSURE SCHEDULE 5.2.3 sets forth each Cape Bancorp Subsidiary. Each Cape Bancorp Subsidiary (other than Cape Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4.     The respective minute books of Cape Bancorp and each Cape Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5.     Prior to the date of this Agreement, Cape Bancorp has made available to Colonial Financial true and correct copies of the certificate of incorporation or charter and bylaws of Cape Bancorp and the Cape Bancorp Subsidiaries.

5.3.           Capitalization.

5.3.1.     The authorized capital stock of Cape Bancorp consists of one hundred million (100,000,000) shares of Cape Bancorp Common Stock, of which eleven million four hundred seventy seven one hundred twenty five (11,477,125) shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and fifty million (50,000,000) shares of preferred stock, $0.01 par value (“Cape Bancorp Preferred Stock”), none of which are outstanding. There are 1,687,651 shares of Cape Bancorp Common Stock held by Cape Bancorp as treasury stock. Neither Cape Bancorp nor any Cape Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Cape Bancorp Common Stock, or any other security of Cape Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Cape Bancorp Common Stock or any other security of Cape Bancorp, other than shares issuable under the Cape Bancorp Stock Benefit Plan.

5.3.2.     The authorized capital stock of Cape Bank consists solely of fifteen million (15,000,000) shares of common stock, par value $2.00 per share (“Cape Bank Common Stock”). All of the issued and outstanding shares of Cape Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Cape Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Either Cape Bancorp or Cape Bank owns all of the outstanding shares of capital stock of each Cape Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3.     Except as set forth in Cape Bancorp DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of Cape Bancorp, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Cape Bancorp Common Stock, except for equity interests held in the investment portfolios of Cape Bancorp or and Cape Bancorp Subsidiary, equity interests held by any Cape Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Cape Bancorp or its Subsidiaries, including stock in the FHLB.

5.3.4.     No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Cape Bancorp’s stockholders may vote has been issued by Cape Bancorp and are outstanding.

5.4.           Authority; No Violation.

5.4.1.     Cape Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals and the approval of this Agreement by Cape Bancorp’s stockholders (the “Cape Bancorp Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Cape Bancorp and the completion by Cape Bancorp of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Cape Bancorp, and no other corporate proceedings on the part of Cape Bancorp, other than the Cape Bancorp Stockholder Approval, are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Cape Bancorp, and subject to Cape Bancorp Stockholder Approval and the receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Cape Bancorp, enforceable against Cape Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2.     Subject to the receipt of the Regulatory Approvals, and compliance by Colonial Financial and Cape Bancorp with any conditions contained therein, and Cape Bancorp Stockholder Approval,

(A)	the execution and delivery of this Agreement by Cape Bancorp,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by Cape Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Cape Bancorp or any Cape Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cape Bancorp or any Cape Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Cape Bancorp or any Cape Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Cape Bancorp and the Cape Bancorp Subsidiaries taken as a whole.

5.4.3.     The Cape Bancorp Stockholder Approval is the only vote of holders of any class of Cape Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

5.4.4.     The board of directors of Cape Bancorp, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Cape Bancorp and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of Cape Bancorp approve this Agreement and directed that such matter be submitted for consideration by the Cape Bancorp stockholders at the Cape Bancorp Stockholders Meeting.

5.5.           Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (ii) approval of the listing of Cape Bancorp Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Cape Bancorp Common Stock pursuant to this Agreement, (v) the Colonial Financial Stockholder Approval and (vi) the Cape Bancorp Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Cape Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Cape Bancorp and the completion of the Merger. To the Knowledge of Cape Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by Cape Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the NJ Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6.           Financial Statements; Reports.

5.6.1.     Cape Bancorp has previously made available to Colonial Financial the Cape Bancorp Financial Statements. The Cape Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Cape Bancorp and the Cape Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2.     At the date of each balance sheet included in the Cape Bancorp Financial Statements, Cape Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Cape Bancorp Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3.     Cape Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Cape Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Cape Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Cape Bancorp outside auditors and the audit committee of Cape Bancorp Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cape Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cape Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Cape Bancorp auditors and audit committee and a copy has previously been made available to Colonial Financial.

5.6.4.     Since December 31, 2013, (A) neither Cape Bancorp nor any Cape Bancorp Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Cape Bancorp or any Cape Bancorp Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cape Bancorp or any Cape Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cape Bancorp or any Cape Bancorp Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Cape Bancorp or any Cape Bancorp Subsidiary, whether or not employed by Cape Bancorp or any Cape Bancorp Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.6.5.     Cape Bancorp has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2013 (the “Cape Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Cape Reports complied, and each Cape Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Cape Reports. None of the Cape Bancorp Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Cape Bancorp has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Cape Bancorp no enforcement action has been initiated by the SEC against Cape Bancorp or its officers or directors relating to disclosures contained in any Cape Report.

5.7.           Taxes.

Cape Bancorp and the Cape Bancorp Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Cape Bancorp and each Cape Bancorp Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to Cape Bancorp and each Cape Bancorp Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Cape Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Cape Bancorp and any Cape Bancorp Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Cape Bancorp has received no notice of, and to the Knowledge of Cape Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Cape Bancorp or any Cape Bancorp Subsidiary, and no claim has been made by any authority in a jurisdiction where Cape Bancorp or any Cape Bancorp Subsidiary do not file tax returns that Cape Bancorp or any such Cape Bancorp Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Cape Bancorp DISCLOSURE SCHEDULE 5.7, Cape Bancorp and the Cape Bancorp Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Cape Bancorp and each Cape Bancorp Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Cape Bancorp and each Cape Bancorp Subsidiary, to the Knowledge of Cape Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2013, through and including the date of this Agreement, neither Cape Bancorp nor any Cape Bancorp Subsidiary has made any material election for federal or state income tax purposes.

5.8.           No Material Adverse Effect.

Cape Bancorp and the Cape Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cape Bancorp and the Cape Bancorp Subsidiaries, taken as a whole.

5.9.           Ownership of Property; Insurance Coverage.

5.9.1.     Cape Bancorp and each Cape Bancorp Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Cape Bancorp or each Cape Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Cape Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by Cape Bancorp or a Cape Bancorp Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Cape Bancorp and each Cape Bancorp Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Cape Bancorp and the Cape Bancorp Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2.     Cape Bancorp and each Cape Bancorp Subsidiary currently maintain insurance considered by Cape Bancorp to be reasonable for their respective operations. Neither Cape Bancorp nor any Cape Bancorp Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years Cape Bancorp and each Cape Bancorp Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

5.10.     Legal Proceedings.

Except as set forth in Cape Bancorp DISCLOSURE SCHEDULE 5.10, neither Cape Bancorp nor any Cape Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of Cape Bancorp, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Cape Bancorp or any Cape Bancorp Subsidiary, (ii) to which Cape Bancorp or any Cape Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Cape Bancorp to perform under this Agreement.

5.11.     Compliance With Applicable Law.

5.11.1.     To the Knowledge of Cape Bancorp, each of Cape Bancorp and each Cape Bancorp Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Cape Bancorp nor any Cape Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Cape Bank has adopted and Cape Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

5.11.2.     Each of Cape Bancorp and each Cape Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Cape Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3.     Except as set forth in Cape Bancorp DISCLOSURE SCHEDULE 5.11.3, for the period beginning January 1, 2011, neither Cape Bancorp nor any Cape Bancorp Subsidiary has received any written notification or, to the Knowledge of Cape Bancorp, any other communication from any Bank Regulator: (i) asserting that Cape Bancorp or any Cape Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Cape Bancorp or any Cape Bancorp Subsidiary; (iii) requiring or threatening to require Cape Bancorp or any Cape Bancorp Subsidiary, or indicating that Cape Bancorp or any Cape Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Cape Bancorp or any Cape Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Cape Bancorp or any Cape Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Cape Bancorp nor any Cape Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Cape Bank as to compliance with the CRA is “Satisfactory.”

5.12.     Employee Benefit Plans.

5.12.1.     Cape Bancorp DISCLOSURE SCHEDULE 5.12.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and all other benefit practices, policies and arrangements maintained by Cape Bancorp or any Cape Bancorp Subsidiary and in which employees in general may participate (the “Cape Bancorp Compensation and Benefit Plans”).

5.12.2.     To the Knowledge of Cape Bancorp and except as disclosed in Cape Bancorp DISCLOSURE SCHEDULE 5.12.2, each Cape Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Cape Bancorp Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Cape Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Cape Bancorp, threatened action, suit or claim relating to any of the Cape Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither Cape Bancorp nor any Cape Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Cape Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Cape Bancorp or any Cape Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3.     No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Cape Bancorp or any of its Subsidiaries to be incurred with respect to any Cape Bancorp Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Cape Bancorp Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Cape Bancorp or any entity which is considered one employer with Cape Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). No Cape Bancorp Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of Cape Bancorp, except as set forth in Cape Bancorp DISCLOSURE SCHEDULE 5.12.3, no Cape Bancorp Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.

5.12.4.     All material contributions required to be made under the terms of any Cape Bancorp Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Cape Bancorp or any Cape Bancorp Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Cape Bancorp’s consolidated financial statements to the extent required by GAAP. Cape Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Cape Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13.     Environmental Matters.

5.13.1.     To the Knowledge of Cape Bancorp, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Cape Bancorp or any Cape Bancorp Subsidiary. To the Knowledge of Cape Bancorp, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Cape Bancorp or any Cape Bancorp Subsidiary by reason of any Environmental Laws. Neither Cape Bancorp nor any Cape Bancorp Subsidiary has received any written notice from any Person that Cape Bancorp or any Cape Bancorp Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Cape Bancorp or any Cape Bancorp Subsidiary.

5.13.2.     There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Cape Bancorp, threatened, before any court, governmental agency or other forum against Cape Bancorp or any Cape Bancorp Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Cape Bancorp or any Cape Bancorp Subsidiary.

5.14.     Loan Portfolio.

The allowance for loan losses reflected in the Cape Bancorp Financial Statements as of June 30, 2014 was, and the allowance for loan losses reflected in the Cape Bancorp Financial Statements for periods ending after June 30, 2014 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

5.15.     Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the MGCL applicable to Cape Bancorp. Risk Management Instruments.

5.16.          Risk Management Arrangements.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Cape Bancorp’s own account, or for the account of one or more of Cape Bancorp’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Cape Bancorp, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Cape Bancorp or such Cape Bancorp Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Cape Bancorp nor any Cape Bancorp Subsidiary, nor to the Knowledge of Cape Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.17.     Brokers, Finders and Financial Advisors.

Neither Cape Bancorp nor any Cape Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Sterne, Agee & Leach, Inc. by Cape Bancorp and the fee payable pursuant thereto.

5.18.     Cape Bancorp Common Stock.

The shares of Cape Bancorp Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19.     Intellectual Property.

Cape Bancorp and each Cape Bancorp Subsidiary owns or, to Cape Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in Cape Bancorp DISCLOSURE SCHEDULE 5.19), and neither Cape Bancorp nor any Cape Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Cape Bancorp and each Cape Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Cape Bancorp, the conduct of the business of Cape Bancorp and each Cape Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

ARTICLE VI
COVENANTS OF COLONIAL FINANCIAL

6.1.           Conduct of Business.

6.1.1.     Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Cape Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Colonial Financial will, and it will cause each Colonial Financial Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.     Negative Covenants. Colonial Financial agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in Colonial Financial DISCLOSURE SCHEDULE 6.1.2, or consented to by Cape Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Colonial Financial Subsidiaries not to:

(A)          change or waive any provision of its Articles of Incorporation, Charter or Bylaws;

(B)          change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding Colonial Financial Stock Options), issue any shares of Colonial Financial Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Colonial Financial Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(C)          enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice;

(D)           make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)          grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Colonial Financial DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, and (iii) the payment of bonuses for the year ending December 31, 2014, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice. Neither Colonial Financial nor any Colonial Financial Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that Colonial Financial may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)          enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)          merge or consolidate Colonial Financial or any Colonial Financial Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Colonial Financial or any Colonial Financial Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Colonial Financial, or any Colonial Financial Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender by any Colonial Financial Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(H)          sell or otherwise dispose of the capital stock of Colonial Financial or sell or otherwise dispose of any asset of Colonial Financial or of any Colonial Financial Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Colonial Financial or of any Colonial Financial Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)          take any action that would result in any of the representations and warranties of Colonial Financial set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)          change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Colonial Financial;

(K)           except as provided for under paragraph (W) hereof, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Colonial Financial or any Colonial Financial Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L)          purchase any equity securities, or purchase any security for its investment portfolio inconsistent with Colonial Financial’s or any Colonial Financial Subsidiary’s current investment policy;

(M)     except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Colonial Financial DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $1.5 million, (ii) that involves an exception to policy or (iii) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that Cape Bancorp shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Cape Bancorp does not object to any such proposed loan within five business days of receipt by Cape Bancorp of a request by Colonial Financial to exceed such limit along with all financial or other data that Cape Bancorp may reasonably request in order to evaluate such loan;

(N)           enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that Cape Bancorp shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if Cape Bancorp does not object to any such proposed renewal, extension or modification within five business days of receipt by Cape Bancorp of a request by Colonial Financial to renew, extend or modify such a transaction along with all financial or other data that Cape Bancorp may reasonably request in order to evaluate the same;

(O)          enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)          except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)          make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R)          except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Colonial Financial Compensation and Benefit Plan;

(S)          except as set forth in Colonial Financial DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $25,000 individually or $125,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)          purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)          sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Cape Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V)          undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Colonial Financial of more than $12,500 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W)     pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, or with regard to a settlement exceeding $25,000 individually or $50,000 in the aggregate, where such settlement is fully covered by insurance, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X)          foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y)          issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Cape Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Cape Bancorp (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of Cape Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z)          take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA)     agree to do any of the foregoing.

6.2.           Current Information.

6.2.1.     During the period from the date of this Agreement to the Effective Time, Colonial Financial will cause one or more of its representatives to confer with representatives of Cape Bancorp and report the general status of its ongoing operations at such times as Cape Bancorp may reasonably request. Colonial Financial will promptly notify Cape Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Colonial Financial or any Colonial Financial Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2.     Colonial Financial and Cape Bank shall meet on a regular basis to discuss and plan for the conversion of Colonial Financial’s data processing and related electronic informational systems to those used by Cape Bank, which planning shall include, but not be limited to, discussion of the possible termination by Colonial Financial of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Colonial Financial in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Colonial Financial shall not be obligated to take any such action prior to the Effective Time and, unless Colonial Financial otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Colonial Financial takes, at the request of Cape Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Cape Bank shall pay any such fees and charges directly to such third parties, and shall indemnify Colonial Financial for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Colonial Financial, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.

6.2.3.     Colonial Financial shall provide Cape Bancorp, substantially contemporaneously with the delivery to the Board of Directors of Colonial Financial of the materials for the monthly board meeting (other than materials which Colonial Financial is not required to make available to Cape Bancorp pursuant to Section 6.3.1 of this Agreement), a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, Colonial Financial shall provide Cape Bancorp with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4.     Colonial Financial shall promptly inform Cape Bancorp upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Colonial Financial or any Colonial Financial Subsidiary under any labor or employment law.

6.3.           Access to Properties and Records.

6.3.1.     Subject to Section 12.1 hereof, Colonial Financial shall permit Cape Bancorp and Cape Bank reasonable access upon reasonable notice to its properties and those of the Colonial Financial Subsidiaries, and shall disclose and make available to Cape Bancorp and Cape Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Colonial Financial reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Cape Bancorp or Cape Bank may have a reasonable interest; provided, however, that Colonial Financial shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Colonial Financial’s reasonable judgment, would interfere with the normal conduct of Colonial Financial’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to Cape Bancorp is prohibited by law or regulation. Colonial Financial shall provide and shall request its auditors to provide Cape Bancorp with such historical financial information regarding it (and related audit reports and consents) as Cape Bancorp may reasonably request for securities disclosure purposes. Cape Bancorp and Cape Bank shall use commercially reasonable efforts to minimize any interference with Colonial Financial’s regular business operations during any such access to Colonial Financial’s property, books and records.

6.3.2.     Colonial Financial shall permit Cape Bancorp, at its expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ATSM”) Standard 1527-05, as amended) to be performed at each branch office owned by Colonial Financial, and, to the extent permitted by any lease governing Colonial Financial’s lease of any branch, at each branch leased by Colonial Financial, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a Branch which Colonial Financial leases the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. Colonial Financial will use its commercially reasonable efforts (at no cost to Colonial Financial) to obtain such landlord consent. Prior to performing any Phase II, Cape Bancorp will provide Colonial Financial with a copy of its proposed work plan and Cape Bancorp will cooperate in good faith with Colonial Financial to address any comments or suggestions made by Colonial Financial regarding the work plan. Cape Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Colonial Financial’s operation of its business, and Cape Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Cape Bancorp shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Cape Bancorp.

6.3.3.     Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall Cape Bancorp have access to any information that, based on advice of Colonial Financial’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of Colonial Financial with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Cape Bancorp, Colonial Financial has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Cape Bancorp shall not conduct any environmental sampling without the prior written consent of Colonial Financial, which consent may not be unreasonably withheld or delayed. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of Colonial Financial or such Person or Persons as may be designated by Colonial Financial. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4.           Financial and Other Statements.

6.4.1.     Promptly upon receipt thereof, Colonial Financial will furnish to Cape Bancorp copies of each annual, interim or special internal or external audit of the books of Colonial Financial and each Colonial Financial Subsidiary made by Colonial Financial, its independent auditors or other auditors, and copies of all internal control reports submitted to Colonial Financial by auditors in connection with each annual, interim or special internal or external audit of the books of Colonial Financial and the Colonial Financial Subsidiaries made by its auditors.

6.4.2.     Colonial Financial will furnish to Cape Bancorp copies of all documents, statements and reports as it or any Colonial Financial Subsidiary shall send to its stockholders, the SEC, the FDIC, the OCC, or any other Regulatory Authority, except as legally prohibited thereby. Within 15 days after the end of each month, Colonial Financial will deliver to Cape Bancorp a list and description of loans originated by Colonial Financial since the prior month end.

6.4.3.     Colonial Financial will advise Cape Bancorp promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Colonial Financial or any Colonial Financial Subsidiary.

6.4.4.     With reasonable promptness, Colonial Financial will furnish to Cape Bancorp such additional financial data that Colonial Financial possesses and as Cape Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.           Maintenance of Insurance.

Colonial Financial shall maintain, and cause the Colonial Financial Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6.           Disclosure Supplements.

From time to time prior to the Effective Time, Colonial Financial will promptly supplement or amend the Colonial Financial DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Colonial Financial DISCLOSURE SCHEDULE or which is necessary to correct any information in such Colonial Financial DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such Colonial Financial DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.           Consents and Approvals of Third Parties.

Colonial Financial shall use all commercially reasonable efforts, and shall cause each Colonial Financial Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Colonial Financial shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8.           All Reasonable Efforts.

Colonial Financial agrees to use, and agrees to cause each Colonial Financial Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.           Failure to Fulfill Conditions.

In the event that Colonial Financial determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Cape Bancorp.

6.10.     No Solicitation.

6.10.1.     Colonial Financial shall not, and shall cause the Colonial Financial Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Colonial Financial Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Cape Bancorp) any information or data with respect to Colonial Financial or any of the Colonial Financial Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Colonial Financial is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Colonial Financial or any Colonial Financial Representative, whether or not such Representative is so authorized and whether or not such Colonial Financial Representative is purporting to act on behalf of Colonial Financial or otherwise, shall be deemed to be a breach of this Agreement by Colonial Financial. Colonial Financial and Colonial Financial Subsidiaries shall, and shall cause each of the Colonial Financial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Cape Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Colonial Financial or any of the Colonial Financial Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Colonial Financial or any of the Colonial Financial Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Colonial Financial and the Colonial Financial Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Colonial Financial or any of the Colonial Financial Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Colonial Financial or any of the Colonial Financial Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.     Notwithstanding Section 6.10.1, Colonial Financial may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) Colonial Financial has received a bona fide unsolicited written Acquisition Proposal prior to the Colonial Financial Stockholders Meeting that did not result from a breach of this Section 6.10; (ii) the Colonial Financial Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Colonial Financial has provided Cape Bancorp with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Colonial Financial or any of the Colonial Financial Subsidiaries or otherwise relating to an Acquisition Proposal, Colonial Financial receives from such Person a confidentiality agreement with terms no less favorable to Colonial Financial than those contained in the Confidentiality Agreement dated September 25, 2013. Colonial Financial shall promptly provide to Cape Bancorp any non-public information regarding Colonial Financial or the Colonial Financial Subsidiaries provided to any other Person that was not previously provided to Cape Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Colonial Financial Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Colonial Financial Common Stock or all, or substantially all, of the assets of Colonial Financial and the Colonial Financial Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Colonial Financial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Colonial Financial Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Colonial Financial Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.     Colonial Financial shall promptly (and in any event within twenty-four (24) hours) notify Cape Bancorp in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Colonial Financial or any Colonial Financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Colonial Financial agrees that it shall keep Cape Bancorp informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.     Subject to Section 6.10.5, neither the Colonial Financial Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Cape Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the Colonial Financial Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with Colonial Financial Stockholders Meeting or otherwise, inconsistent with the Colonial Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Colonial Financial Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Colonial Financial or any of the Colonial Financial Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring Colonial Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5.     Notwithstanding Section 6.10.4, prior to the date of Colonial Financial Stockholders Meeting, the Colonial Financial Board of Directors may approve or recommend to the stockholders of Colonial Financial a Superior Proposal and withdraw, qualify or modify the Colonial Financial Recommendation in connection therewith (a “Colonial Financial Subsequent Determination”) after the third (3rd) Business Day following Cape Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from Colonial Financial advising Cape Bancorp that the Colonial Financial Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Colonial Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Colonial Financial proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Colonial Financial Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Colonial Financial’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Cape Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Cape Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Colonial Financial Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Colonial Financial Recommendation or the making of a Colonial Financial Subsequent Determination by the Colonial Financial Board of Directors shall not change the approval of the Colonial Financial Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the Colonial Financial Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11.     Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), Colonial Financial shall permit representatives of Cape Bancorp or Cape Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that Colonial Financial shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Colonial Financial or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of Cape Bancorp or Cape Bank, or (ii) that Colonial Financial would not be required to disclose under Section 6.3.3 hereof.

6.12          Termination of the Colonial Financial 401(k) Plan.

Colonial Financial shall take all necessary actions to terminate the Colonial Financial 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the Colonial Financial 401(k) Plan, Colonial Financial or Cape Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the Colonial Financial 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the Colonial Financial 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA.

6.13.     Termination of the Colonial Financial Employee Stock Ownership Plan.

Prior to the Effective Time, Colonial Financial shall take, or shall cause Colonial Bank to take all necessary actions to terminate the Colonial Financial ESOP immediately prior to the Effective Time. In no event later than one (1) business day prior to the Effective Time, a sufficient number of unallocated shares held as collateral pursuant to the Colonial Financial ESOP shall be used to repay the outstanding ESOP share acquisition loan, and immediately thereafter, Colonial Financial or Cape Bancorp will take all necessary actions to extinguish the remaining ESOP share acquisition loan, if any. In connection with the termination of the Colonial Financial ESOP, Colonial Financial prior to the Effective Time, or Cape Bancorp following the Effective Time, shall use its best efforts to seek a favorable determination letter from the IRS on the termination of the Colonial Financial ESOP.

6.14.     Termination of Colonial Financial Split Dollar Programs.

Immediately prior to the Effective Time, and subject to the occurrence of the Closing, Colonial Financial shall, upon the written request of Cape Bancorp given no later than 30 days prior to the Closing, terminate or shall cause Colonial Bank to terminate, or revise, the Colonial Financial Split Dollar Programs, provided, however, Colonial Financial and Colonial Bank shall not, without the prior written consent of Cape Bancorp, terminate any life insurance policies subject to such programs.

6.15.     Colonial Financial Director Plans.

(a)     Upon the written request of Cape Bancorp given no later than 30 days prior to the Closing, Colonial Financial shall or shall cause Colonial Bank to terminate the Colonial Financial Director Deferred Fee Plan, effective at the Effective Time, subject to the occurrence of the Effective Time, and to make a lump sum payment of the vested account balances to the participants in said plan.

(b)     One day prior to the Effective Time and subject to the occurrence of the Closing, Colonial Financial shall or shall cause Colonial Bank to freeze the accrued benefits under the Colonial Financial Director Retirement Plan and to pay solely such accrued benefit, in lieu of any other benefit, at the time of any benefit payment required under said plan.

ARTICLE VII
COVENANTS OF CAPE BANCORP

7.1.           Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Colonial Financial, which consent will not be unreasonably withheld, conditioned or delayed, Cape Bancorp will, and it will cause each Cape Bancorp Subsidiary to, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.           Disclosure Supplements.

From time to time prior to the Effective Time, Cape Bancorp will promptly supplement or amend the Cape Bancorp DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Cape Bancorp DISCLOSURE SCHEDULE or which is necessary to correct any information in such Cape Bancorp DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such Cape Bancorp DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3.           Consents and Approvals of Third Parties.

Cape Bancorp shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.           All Reasonable Efforts.

Subject to the terms and conditions herein provided, Cape Bancorp agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Cape Bancorp shall not, and shall not permit any Cape Bancorp Subsidiary to, take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.5.           Failure to Fulfill Conditions.

In the event that Cape Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Colonial Financial.

7.6.           Employee Benefits; Advisory Board.

7.6.1     Except as otherwise provided in this Agreement, Cape Bancorp will review all the Colonial Financial Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any Colonial Financial Compensation and Benefit Plan is frozen or terminated by Cape Bancorp, former employees of Colonial Financial who become employees of Cape Bancorp or Cape Bank after the Effective Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any Cape Bancorp Compensation and Benefit Plan of similar character (to extent that one exists, other than any Cape Bancorp non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement, or the Cape Bancorp Defined Benefit Plan). Continuing Employees who become participants in a Cape Bancorp Compensation and Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Colonial Financial or any predecessor thereto prior to the Effective Time; provided, however, that credit for prior service shall be given under the Cape Bancorp ESOP only for purposes of determining eligibility to participate in such plan and not for vesting purposes. This Agreement shall not be construed to limit the ability of Cape Bancorp or Cape Bank to terminate the employment of any Colonial Financial employee or to review any Colonial Financial Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2     Subject to any regulatory approvals, non-objections or limitations that Cape may consider necessary or applicable under the FDIC Golden Parachute Rules, Cape Bancorp shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on Colonial Financial DISCLOSURE SCHEDULE 4.13.1 (collectively, the “Colonial Financial Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. The estimated amounts payable under the Colonial Financial Non-Qualified Agreements are set forth in the Benefits Schedule. Notwithstanding anything contained in the Colonial Financial Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.6.3     For purposes of Cape Bank’s vacation and/or paid leave benefit programs, Cape Bank will give each Continuing Employee credit for such individual’s accrued paid-time off balance with Colonial Financial as of the Effective Time.

7.6.4     Notwithstanding any other provision hereof, Colonial Financial shall have the right to agree to pay up in the aggregate up to $100,000 in retention bonuses to certain employees, but no more than $30,000 to any individual employee. Colonial Financial Schedule 7.6.4 lists those employees who are to receive such bonuses, and the amount of bonus payable to each such employee. Any bonus payments hereunder shall be subject to any applicable regulatory approvals, non-objections or limitations imposed that Cape Bank may consider necessary or applicable under the FDIC Golden Parachute Rules, and further provided that to receive such bonus an employee must remain an employee of Colonial Financial from the date hereof through the Closing Date. In the event any such employees are subsequently terminated by Cape Bancorp, they shall be entitled to the severance payments provided for under Section 7.6.7 hereof.

7.6.5     In the event of any termination of any Colonial Financial health plan or consolidation of any such plan with any Cape Bancorp or Cape Bank health plan, Cape Bancorp shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Cape Bancorp employees. Unless a Continuing Employee affirmatively terminates coverage under a Colonial Financial health plan prior to the time that such Continuing Employee becomes eligible to participate in the Cape Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Colonial Financial health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Cape Bancorp and their dependents. In the event of a termination or consolidation of any Colonial Financial health plan, terminated Colonial Financial employees and qualified beneficiaries will have the right to continued coverage under group health plans of Cape Bancorp in accordance with COBRA.

7.6.6     Cape Bancorp agrees to take all such actions related to the Colonial Financial 401(k) Plan as stated in Section 6.12 of this Agreement.

7.6.7     Any employee of Colonial Financial or a Colonial Financial Subsidiary who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a cash severance benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time of the Bank Merger or within six (6) months following the Effective Time of the Bank Merger shall, subject to any regulatory approvals, non-objections or limitations that Cape may consider applicable under the FDIC Golden Parachute Rules, receive a lump sum severance payment from Cape Bancorp or Cape Bank equal to 6 weeks’ base salary or base rate of pay for non-exempt/non-officers and one (1) month of health benefits under the Cape Bank health plan (if enrolled in a Colonial Financial or Cape Bank health plan at the time of termination of employment) or 8 weeks’ base salary or base rate of pay for exempt/officers and two (2) months of benefits under the Cape Bank health plan (if enrolled in a Colonial Financial or Cape Bank health plan at the time of termination of employment) (the benefits provided hereunder shall be deemed to be provided under a “Cape Bancorp Severance Plan”), provided, however that such employee enters into a release of claims against Cape Bancorp and its affiliates in a customary form reasonably satisfactory to Cape Bancorp.

7.6.8     Subject to Closing, the Colonial Financial ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). Colonial Financial ESOP shall continue to accrue and make contributions to such Colonial Financial ESOP for the plan year ending as of the ESOP Termination Date in accordance with the ESOP share acquisition loan amortization schedule in effect as of the date of this Agreement. In no event later than one (1) business day prior to the Effective Time, a sufficient number of unallocated shares held as collateral pursuant to the Colonial Financial ESOP shall be used to repay the outstanding ESOP share acquisition loan, and immediately thereafter Colonial Financial will take all necessary actions to extinguish the remaining ESOP share acquisition loan. The Colonial Financial ESOP shall terminate in accordance with its terms and all plan assets (with the exception of the unallocated shares that are used to repay the outstanding ESOP share acquisition loan) shall be allocated for the benefit of such plan participants as of the ESOP Termination Date, subject to a receipt of a determination letter from the IRS with respect to the tax-qualified status of the Colonial Financial ESOP on termination. Not later than the Effective Time, all remaining shares of Colonial Financial ESOP Common Stock held by the Colonial Financial ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. In connection with the termination of the Colonial Financial ESOP, Colonial Financial or Colonial Bank immediately prior to the Effective Time, and/or Cape Bank following the Effective Time of the Bank Merger, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the Colonial Financial ESOP. As soon as administratively practicable following the receipt of a favorable determination letter on the termination of the Colonial Financial ESOP, the account balances in the ESOP shall be either distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, in accordance with the requirements of the Code and ERISA.

7.6.9     Effective as of the Closing Date, Cape Bancorp shall establish the Colonial Advisory Board, and those persons who serve on the Colonial Financial Board of Directors (other than the Colonial Financial board members who shall serve on the Cape Bancorp or Cape Bank board), and who are designated by Cape Bancorp, in consultation with Colonial Financial, shall be offered membership on the Colonial Advisory Board. Members of the Colonial Advisory Board shall serve for an initial term of one (1) year from the date of the Merger.

7.7.           Directors and Officers Indemnification and Insurance.

7.7.1.     Cape Bancorp shall maintain, or shall cause Cape Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Colonial Financial (provided, that Cape Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Cape Bancorp be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than 175% of the annual cost currently expended by Colonial Financial with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Cape Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Colonial Financial agrees in order for Cape Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2.     In addition to Section 7.7.1, for a period of six years after the Effective Time, Cape Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Colonial Financial or a Colonial Financial Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Cape Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Colonial Financial or a Colonial Financial Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by Colonial Financial under the MGCL and under Colonial Financial’s Articles of Incorporation and Bylaws, to the extent not prohibited by Maryland law. Cape Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Maryland law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Cape Bancorp (but the failure so to notify Cape Bancorp shall not relieve Cape Bancorp from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices Cape Bancorp) and shall deliver to Cape Bancorp the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Cape Bancorp shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Cape Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Cape Bancorp elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Cape Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Cape Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Cape Bancorp shall be obligated pursuant to this paragraph to pay for only one firm or counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) Cape Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Colonial Financial or any Colonial Financial Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Colonial Financial or any Colonial Financial Subsidiary.

7.7.3.     The obligations of Cape Bancorp provided under this Section 7.7 are intended to be enforceable against Cape Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Cape Bancorp. Cape Bancorp shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to Cape Bancorp by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.8.           Stock Listing.

Cape Bancorp agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Cape Bancorp Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Cape Bancorp Common Stock to be issued in the Merger.

7.9.           Stock and Cash Reserve.

Cape Bancorp agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Cape Bancorp Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.10.     Cape Bancorp Recommendation.

7.10.1.     Except as provided otherwise below, neither the Cape Bancorp Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Colonial Financial in connection with the transactions contemplated by this Agreement (including the Merger), the Cape Bancorp Recommendation (as defined in Section 8.1.2, or make any statement, filing or release, in connection with the Cape Bancorp Stockholders Meeting or otherwise, inconsistent with the Cape Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Cape Bancorp Recommendation).

7.10.2.     Notwithstanding Section 7.10.1, prior to the date of the Cape Bancorp Stockholders Meeting, the Board of Directors of Cape Bancorp may withdraw, qualify or modify, or propose to withdraw, qualify or modify the Cape Bancorp Recommendation if the Cape Bancorp Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.           Meetings of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.

8.1.1.          Colonial Financial will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Colonial Financial’s reasonable judgment, necessary or desirable (the “Colonial Financial Stockholders Meeting”). Colonial Financial agrees that its obligations pursuant to this Section 8.1.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Colonial Financial of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, Colonial Financial shall, (i) through Colonial Financial’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “Colonial Financial Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such Colonial Financial Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Colonial Financial Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to Cape Bancorp and Colonial Financial.

8.1.2.     Cape Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Cape Bancorp’s reasonable judgment, necessary or desirable (the “Cape Bancorp Stockholders Meeting”). Cape Bancorp agrees that its obligations pursuant to this Section 8.1.2 shall not be affected by the commencement, public proposal, public disclosure or communication to Cape Bancorp of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 7.10, Cape Bancorp shall, (i) through Cape Bancorp’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “Cape Bancorp Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such Cape Bancorp Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Cape Bancorp Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to Cape Bancorp and Colonial Financial.

8.1.3.     For the purposes (x) of registering Cape Bancorp Common Stock to be offered to holders of Colonial Financial Common Stock in connection with the Merger with the SEC under the Securities Act, (y) of holding the Colonial Financial Stockholders Meeting and (z) of holding the Cape Bancorp Stockholders Meeting, Cape Bancorp shall draft and prepare, and Colonial Financial shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Colonial Financial to the Colonial Financial stockholders and in the form mailed by Cape Bancorp to the Cape Bancorp stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Cape Bancorp shall provide Colonial Financial and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Cape Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Cape Bancorp and Colonial Financial shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Colonial Financial and Cape Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to their respective stockholders. Cape Bancorp shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Colonial Financial shall furnish all information concerning Colonial Financial and the holders of Colonial Financial Common Stock as may be reasonably requested in connection with any such action.

8.1.4.     Cape Bancorp shall, as soon as is practicable (provided that Colonial Financial has timely provided all information requested in writing by Cape Bancorp or its counsel, within forty-five (45) days after the date hereof), file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Cape Bancorp will advise Colonial Financial promptly after Cape Bancorp receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Cape Bancorp Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Cape Bancorp will provide Colonial Financial with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Colonial Financial may reasonably request.

8.1.5.     Colonial Financial and Cape Bancorp shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Colonial Financial shall cooperate with Cape Bancorp in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Cape Bancorp shall file an amended Merger Registration Statement with the SEC, Colonial Financial shall mail a Proxy Statement-Prospectus to Colonial Financial’s stockholders and Cape Bancorp shall mail a Proxy Statement-Prospectus to Cape Bancorp’s stockholders.

8.2.           Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and Cape Bancorp will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof (provided that Colonial Financial has timely provided all information requested in writing by Cape Bancorp or its counsel, within forty-five (45) days after the date hereof); provided, however, that in no event shall Cape Bancorp be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Cape Bancorp or any Cape Bancorp Subsidiary of all or any material portion of the business or assets of Colonial Financial or any Colonial Financial Subsidiary, (b) compel Cape Bancorp or any Cape Bancorp Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Colonial Financial or any Colonial Financial Subsidiary, (c) impose a material compliance burden, penalty or obligation on Cape Bancorp or any Cape Bancorp Subsidiary resulting from noncompliance by Colonial Financial with its regulatory obligations; or (d) otherwise materially impair the value of Colonial Financial and the Colonial Financial Subsidiaries to Cape Bancorp and the Cape Bancorp Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Colonial Financial shall have the right to review, and to the extent practicable to consult with Cape Bancorp on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. Cape Bancorp shall give Colonial Financial and its counsel the opportunity to review, and to the extent practicable to consult with Cape Bancorp on, each filing prior to its being filed with a Bank Regulator and shall give Colonial Financial and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX
CLOSING CONDITIONS

9.1.           Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.     Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the stockholders of Colonial Financial and Cape Bancorp.

9.1.2.     Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.     Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; no written agreements then in effect between Colonial Financial and/or any Colonial Financial Subsidiary and any Regulatory Authority will bind or be applicable to Cape Bancorp or any Cape Bancorp Subsidiary; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to Cape Bancorp, Cape Bank or Colonial Financial, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4.     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Cape Bancorp Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.     Nasdaq Listing. The shares of Cape Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6.     Tax Opinion.     Cape Bancorp and Colonial Financial shall have received an opinion, dated as of the Effective Time, of Luse Gorman Pomerenk & Schick, P.C., reasonably satisfactory in form and substance to Cape Bancorp and Colonial Financial (and its counsel), based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2.           Conditions to the Obligations of Cape Bancorp under this Agreement.

The obligations of Cape Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1.     Representations and Warranties. Each of the representations and warranties of Colonial Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Colonial Financial shall have delivered to Cape Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Colonial Financial as of the Effective Time.

9.2.2.     Agreements and Covenants. Colonial Financial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Cape Bancorp shall have received a certificate signed on behalf of Colonial Financial by the Chief Executive Officer and Chief Financial Officer of Colonial Financial to such effect dated as of the Effective Time.

9.2.3.     Permits, Authorizations, Etc. Colonial Financial and the Colonial Financial Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4.     Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5.     Criticized Assets. The total amount of (i) criticized assets of Colonial Bank (which, for purposes of this Agreement, shall be those assets with risk ratings of 6 or higher, as calculated in accordance with Colonial Bank’s current practice as of the date of this Agreement), and (ii) OREO of Colonial Bank, does not exceed $30.0 million as of the last day of the month prior to the Closing Date.

Colonial Financial will furnish Cape Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Cape Bancorp may reasonably request.

9.3.           Conditions to the Obligations of Colonial Financial under this Agreement.

The obligations of Colonial Financial under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1.     Representations and Warranties. Each of the representations and warranties of Cape Bancorp set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and Cape Bancorp shall have delivered to Colonial Financial a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of Cape Bancorp as of the Effective Time.

9.3.2.     Agreements and Covenants. Cape Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Colonial Financial shall have received a certificate signed on behalf of Cape Bancorp by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of Cape Bancorp to such effect dated as of the Effective Time.

9.3.3.     Permits, Authorizations, Etc. Cape Bancorp shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on Cape Bancorp and its Subsidiaries, taken as a whole.

9.3.4.     Payment of Merger Consideration. Cape Bancorp shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Colonial Financial with a certificate evidencing such delivery.

Cape Bancorp will furnish Colonial Financial with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Colonial Financial may reasonably request.

ARTICLE X
THE CLOSING

10.1.     Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Cape Bancorp, at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Cape Bancorp and Colonial Financial mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2.     Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Cape Bancorp and Colonial Financial the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Cape Bancorp shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.     Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Colonial Financial:

11.1.1.     At any time by the mutual written agreement of Cape Bancorp and Colonial Financial;

11.1.2.     By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Colonial Financial) or Section 9.3.1 (in the case of a breach of a representation or warranty by Cape Bancorp);

11.1.3.     By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Colonial Financial) or Section 9.3.2 (in the case of a breach of covenant by Cape Bancorp);

11.1.4.     At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Cape Bancorp and Colonial Financial; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.     By either party, if (a) the stockholders of Colonial Financial shall have voted at the Colonial Financial Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement or (b) the stockholders of Cape Bancorp shall have voted at the Cape Bancorp Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6.     By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7.     By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8.     By Cape Bancorp, (i) if Colonial Financial shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the Colonial Financial Board of Directors does not publicly recommend in the Proxy Statement-Prospectus for the Colonial Financial Stockholders Meeting that the Colonial Financial Stockholders approve and adopt this Agreement or if, after making the Colonial Financial Recommendation in the Proxy Statement-Prospectus for the Colonial Financial Stockholders Meeting, the Colonial Financial Board of Directors makes a Colonial Financial Subsequent Determination.

11.1.9.     By Cape Bancorp if Colonial Financial has received a Superior Proposal and the Board of Directors of Colonial Financial has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Cape Bancorp.

11.1.10.     By the Board of Directors of Colonial Financial if Colonial Financial has received a Superior Proposal and the Board of Directors of Colonial Financial has made a determination to accept such Superior Proposal.

11.1.11.     By the Board of Directors of Colonial Financial, if the Colonial Financial Board so determines by a vote of the majority of the members of the entire Colonial Financial Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A)      The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Cape Bancorp Ratio”) shall be less than 0.80; and

(B)      (x) the Cape Bancorp Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B) (y) (such number in this clause (B) (y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Colonial Financial elects to exercise its termination right pursuant to this Section 11.1.11, it shall give written notice to Cape Bancorp (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Cape Bancorp shall have the option to increase the consideration to be received by the holders of Colonial Financial Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Cape Bancorp Ratio. If Cape Bancorp so elects within such five-day period, it shall give prompt written notice to Colonial Financial of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.11 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 11.1.11 the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Cape Bancorp Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Cape Bancorp Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Cape Bancorp Common Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Cape Bancorp Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

11.1.12.     By the Board of Directors of Colonial Financial if the Board of Directors of Cape Bancorp does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve this Agreement, the Cape Bancorp Board of Directors withdraws its recommendation or modifies or qualifies its recommendation in a manner adverse to Colonial Financial.

11.2.     Effect of Termination.

11.2.1.     In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.     If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)     Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)     In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(C)     As a condition of Cape Bancorp’s willingness, and in order to induce Cape Bancorp to enter into this Agreement, and to reimburse Cape Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Colonial Financial hereby agrees to pay Cape Bancorp, and Cape Bancorp shall be entitled to payment of, a fee of $2.2 million (the “Cape Bancorp Fee”), within three business days after written demand for payment is made by Cape Bancorp, following the occurrence of any of the events set forth below:

(i)     Colonial Financial terminates this Agreement pursuant to Section 11.1.10 or Cape Bancorp terminates this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii)     The entering into a definitive agreement by Colonial Financial relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Colonial Financial within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Cape Bancorp pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Colonial Financial or any Colonial Financial Subsidiary; or (ii) the failure of the stockholders of Colonial Financial to approve this Agreement after the occurrence of an Acquisition Proposal.

(D)     As a condition of Colonial Financial’s willingness, and in order to induce Colonial Financial to enter into this Agreement, and to reimburse Colonial Financial for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Cape Bancorp hereby agrees to pay Colonial Financial, and Colonial Financial shall be entitled to payment of, a fee of $2.2 million (the “Colonial Financial Fee”), within three business days after written demand for payment is made by Colonial Financial, following the termination of this Agreement by Colonial Financial pursuant to Section 11.1.12.

(E)     The right to receive payment of the Cape Bancorp Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Cape Bancorp against Colonial Financial and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii), and the right to receive payment of the Colonial Financial Fee under Section 11.2.2(D) will constitute the sole and exclusive remedy of Colonial Financial against Cape Bancorp and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(D).

(F)     Cape Bancorp shall be reimbursed by Colonial Financial for all fees, costs and other expenses incurred by Cape Bancorp in connection with enforcing its right to the Cape Bancorp Fee, and Colonial Financial shall be reimbursed by Cape Bancorp for all fees, costs and other expenses incurred by Colonial Financial in connection with enforcing its right to the Colonial Financial Fee.

11.3.     Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Colonial Financial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Colonial Financial, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Colonial Financial’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

12.1.     Confidentiality.

Except as specifically set forth herein, Cape Bancorp and Colonial Financial mutually agree to be bound by the terms of the confidentiality agreement dated September 25, 2013 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2.     Public Announcements.

Colonial Financial and Cape Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Colonial Financial nor Cape Bancorp nor Cape Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.     Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.8, 3.3.2 through 3.3.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4.     Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail (e-mail), upon written confirmation of receipt by facsimile or e-mail, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Colonial Financial, to:	Edward J. Geletka President and Chief Executive Officer Colonial Financial Services, Inc. 2745 S. Delsea Drive Vineland, New Jersey 08360 Email: ejgeletka@colonialbankfsb.com

With required copies to:	Windels Marx Lane & Mittendorf, LLP 120 Albany Street Plaza, 6th Floor New Brunswick, New Jersey 08901 Attn:Robert A. Schwartz, Esq. Fax: (732) 846-8877
Email: rschwartz@windelsmarx.com

If to Cape Bancorp, to:	Michael D. Devlin President and Chief Executive Officer Cape Bancorp, Inc. 225 North Main Street Cape May Court House, New Jersey 08210 Email: MDevlin@capebanknj.com

With required copies to:	Marc P. Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email:mlevy@luselaw.com or such other address as shall be furnished in writing by any party.

12.5.     Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.     Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

12.7.     Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.     Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.     Governing Law.

This Agreement shall be governed by the laws of the State of Maryland, without giving effect to its principles of conflicts of laws.

12.10.     Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.     Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the State of Maryland, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Maryland in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Maryland.

12.12.     Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, Cape Bancorp and Colonial Financial have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Cape Bancorp, Inc.

By:	/s/ Michael D. Devlin
Michael D. Devlin
President and Chief Executive Officer

Colonial Financial Services, Inc.

By:	/s/ Edward J. Geletka
Edward J. Geletka
President and Chief Executive Officer

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